Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Christian S. Schade Senior VP and CFO Phone: 609-430-2880	Laura S. Choi Investor Relations Phone: 609-430-2880, x2216	Jean Mantuano Corporate Communications (media) Phone: 609-430-2880, x2221

Medarex Announces Pricing of $150 Million of 2.25% Convertible Senior Note Offering to Refinance 4.50% Convertible Subordinated Notes Due 2006

        Princeton, N.J.; April 28, 2004—Medarex, Inc. (Nasdaq: MEDX) announced today that it agreed to privately place $150 million aggregate principal amount of 2.25% Convertible Senior Notes ("Notes") due 2011 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The placement of the Notes is expected to close on May 3, 2004, subject to customary closing conditions.

        The Notes will bear interest at 2.25% per annum and will be initially convertible at the option of the holder into shares of Medarex Common Stock at the rate of 72.9129 shares per each $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $13.72 per share, subject to anti-dilution adjustments. The initial conversion price represents a 30% premium over the closing sale price on NASDAQ of Medarex Common Stock on April 27, 2004, which was $10.55 per share. Medarex has also granted the initial purchasers of the Notes an option to purchase up to an additional $50 million in aggregate principal amount of the Notes.

        Medarex intends to use the net proceeds from the offering to purchase or redeem all or a portion of Medarex's outstanding 4.50% Convertible Subordinated Notes due 2006 and any excess for general corporate purposes.

        This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy the Notes. The convertible senior notes being offered have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the Notes and the common stock issuable upon conversion of the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state laws.

        Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, uncertainties associated with the collaborative process as well as risks detailed from time to time in Medarex's public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and subsequent Quarterly Reports on Form 10-Q. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex's public disclosure filings are available from its investor relations department.